Aames 2002-1
Mortgage Pass-Through Certificates
Series 2002-1
Prepayment Detail Report for May 28, 2002 Distribution
Prepayment Detail Report - Loans Prepaid in Full During Current Distribution

SUMMARY					LOAN GROUP

Total Loan Count = 0					Loan Group 1 = Group 1 Group
Total Original Principal Balance = 0.00
Total Prepayment Amount = 493,083.59

Loan Number		Original			Current	State &	Type Prepayment
&	Loan	Principal	Prepayment	Prepayment	Note	LTV at	&	Origination
Loan Group	Status	Balance	Amount	Date	Rate	Origination	Original Term	Date
SPACE INTENTIONALLY LEFT BLANK

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